Exhibit 99.1
Contact:
Kearstin Patterson
Director of Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Reports
Third Quarter 2011 Earnings Results

Franklin, Tenn. – November 8, 2011 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI), a biotechnology company specializing in the development and commercialization of innovative bioactive products to promote the healing of musculoskeletal injuries and diseases, today reported its financial results as of and for the three and nine months ended September 30, 2011.  For the three months ended September 30, 2011, the Company reported a net loss of $7.1 million, or $0.25 per diluted share, compared to a net loss of $7.8 million, or $0.29 per diluted share, for the same period in 2010.  For the nine months ended September 30, 2011, the Company reported a net loss of $23.3 million, or $0.83 per diluted share, compared to a net loss of $23.9 million, or $1.02 per diluted share, for the same period in 2010.   The Company ended the quarter with $66.8 million of cash and cash equivalents and investments.

2011 Third Quarter and Recent Product and Corporate Developments

During the third quarter of 2011, the Company made the following advancements in its product development programs and other critical business areas:

Product Development Updates

•
Since receiving a positive recommendation from the FDA’s Orthopaedic and Rehabilitation Devices Panel of the Medical Devices Advisory Committee in May, the Company has been working with the FDA to obtain clarity regarding the regulatory pathway for Augment® Bone Graft and had a constructive meeting with the agency in July regarding the review of the Augment Pre-Market Approval (PMA) application.  As part of the review process, the Company continues its discussions with the FDA and expects to receive a letter from the agency outlining the post-panel requirements for approval of Augment.  The Company will update its guidance on the projected timing for FDA approval of Augment following receipt of the FDA letter.

•
The Therapeutic Goods Administration (TGA) approved the Company’s medical device application for Augment Bone Graft and listed it on the Australian Register of Therapeutic Goods (ARTG), which clears the way for commercialization of the product for use as an alternative to autograft in Australia.  The Company currently plans to make Augment available to customers in Australia on a limited basis by the end of 2011 and expects a full launch once a reimbursement decision is received in the first quarter of 2012. Millennium Research estimates that the 2011 market for bone graft substitute products is $52M and is growing at a nine and a half percent compound annual growth rate (CAGR).  Additionally, the Australian Institute of Health and Welfare National Hospital Morbidity Database estimates that the number of foot and ankle fusion procedures performed in Australia from 2009 - 2010 equaled more than 6,500, which is approximately five percent of the U.S. market. The approval in Australia also facilitates approval of Augment in New Zealand, which the Company anticipates in the first half of 2012.

•
In April 2011, the Company initiated patient enrollment in a North American pivotal trial evaluating Augment® Injectable Bone Graft in hindfoot fusion indications.  The study was initially approved to enroll 201 patients at 25 clinical centers.  To date, the trial has been initiated at 23 hospitals and 75 patients have been enrolled.  Given certain comments made during the May FDA advisory committee meeting for Augment Bone Graft, the Company has re-engaged discussions with the FDA regarding the current Augment Injectable study design.  Based on those discussions, the Company has proposed that the Augment Injectable sample size be increased to 300 patients; however the exact amount of the increase has not yet been approved by the FDA.  Because of anticipated changes to the study, the Company expects the enrollment phase will be extended to the second half of 2012.  The PMA application will be submitted with the final 12-month safety and efficacy data and will follow a medical device approval pathway.

•
Earlier this year the Company submitted device applications for the European Union (EU) approval of Augment Bone Graft and GEMESIS (EU trade name for GEM 21S®, a dental product that the Company developed and sold to Luitpold Pharmaceuticals, Inc.). The Company is seeking approval in Europe under the CE marking procedure, which is designed to provide a single marketing approval for all countries included in the EU.  The Company expects regulatory decisions on both European applications in 2012.  If the Company obtains EU approval of GEMESIS by May 2012, it will be entitled to receive a $10M milestone payment from Luitpold. However, because of uncertainties in the regulatory review process, the Company has excluded this milestone payment from its financial guidance.

•
In the first quarter of 2012, the Company expects to file the Device License Application (DLA) for approval of Augment Injectable in Canada and release top-line data from its 75 patient Canadian registration study. The Augment Injectable study is a randomized, controlled study designed to demonstrate non-inferiority of the product to autograft in foot and ankle fusion surgeries.

•
In the first half of 2012, the Company expects to release data from its 30 patient pilot clinical trial to assess the safety and clinical utility of Augment® Rotator Cuff Graft for the repair of large rotator cuff tears as compared to standard treatment. To date, there have been no product related serious adverse events (SAEs) attributed to Augment Rotator Cuff in the study.

Corporate Updates

•
In October 2011, the Company received notices of allowance of two additional U.S. patent applications.  The U.S. Patent and Trademark Office has allowed U.S. patent application number 12/513,491 titled “Compositions and Methods for Arthrodetic Procedures” and U.S. patent application number 11/601,376 titled “Maxillofacial Bone Augmentation Using rhPDGF-BB and a Biocompatible Matrix.”   When issued, the former patent will cover the use of Augment and Augment Injectable in foot and ankle fusion procedures and will remain in force until November 2027.    The allowed claims of the second patent application will cover methods of enhancing bone augmentation in a patient by applying PDGF compositions combined with matrix materials having defined characteristics, including Augment Injectable, and when issued will remain in force until December 2026.

“We remain focused on obtaining marketing approval and preparing for the anticipated commercial launch of Augment Bone Graft in the United States and other parts of the world,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “Approval of Augment in Australia marks a significant achievement for the Company, further validating our technology and clinical data. Additionally, we are encouraged by surgeon response to our Augment Injectable product and expect to announce results from the 75 patient Canadian registration clinical trial in the first quarter of 2012.  We also look forward to releasing results of our rotator cuff repair trial in the first half of next year and expect the data generated from this study to provide valuable information regarding the product’s performance in the repair of large rotator cuff tears, which is one of the most commonly performed orthopedic soft tissue procedures.”

Additional Financial Results

As of September 30, 2011, the Company had approximately $21.5 million in cash and cash equivalents and $45.3 million of investments in U.S. government sponsored enterprise securities, corporate bonds, municipal bonds, bank bonds and commercial paper.

For the three and nine months ended September 30, 2011, the Company reported total revenues of $0.4 million and $1.3 million, respectively, consisting of product sales, royalty income and sublicense fee income.  This compares to total revenues of $0.4 million and $1.1 million, respectively, recorded for the three and nine months ended September 30, 2010.

Research and development expenses totaled $3.6 million for the three months ended September 30, 2011, compared to $4.4 million for the same period in 2010.  For the nine months ended September 30, 2011, research and development expenses totaled $11.5 million, compared to $12.5 million for the same period in 2010.  Research and development expenses include outside professional services expenses, as well as salaries, wages and related benefits, payroll taxes and stock compensation expense, and result primarily from clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.  The 2011 expenses for professional services and manufacturing costs associated with clinical trials, which decreased by a combined $0.5 million and $0.6 million for the three and nine months ended September 30, 2011, respectively, were lower primarily due to the completion of the Augment foot and ankle clinical trials in the United States in 2010, and offset slightly by the ongoing Augment Injectable and Augment Rotator Cuff Graft clinical trials in Canada.   In addition, salaries, benefits, payroll taxes, stock compensation expense, recruiting and relocation, insurance, small equipment expenses and general activities of the R&D programs decreased by a combined $0.3 million and $0.4 million for the three and nine months ended September 30, 2011, respectively.

General and administrative expenses totaled $3.6 million for the three months ended September 30, 2011, compared to $2.9 million for the same period in 2010.  For the nine months ended September 30, 2011, general and administrative expenses totaled $12.3 million, compared to $10.0 million for the same period in 2010.  The $0.7 million increase for the three months ended September 30, 2011 resulted from an increase of $0.5 million of expenses incurred by the sales, marketing and customer service departments as these departments prepare for future commercialization, and an increase of $0.2 million in legal fees primarily related to the ongoing class action and shareholder derivative litigation.  General and administrative expenses for the nine months ended September 30, 2011 increased $2.3 million primarily from an increase of $0.5 million in royalty expense and $1.8 million in the sales, marketing and customer service departments as they prepare for commercialization.

2011 Financial Guidance

Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2011 year-end balance of cash, cash equivalents and investments to range from $55.0 to $62.0 million, and anticipates its net cash use will be between $32.0 and $39.0 million.  Net loss for the year ending December 31, 2011 is forecasted to be in the range of $32.0 to $39.0 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Tuesday, November 8, 2011 at 4:30 p.m. EST to discuss the third quarter financial results.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on November 8, 2011 by dialing (877) 224-4059 for U.S. and Canadian callers.  The pass code for the call is 24057364.  The international dial in number is (706) 902-2069 and the same pass code applies.   Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics
BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications.  All Augment branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration.  Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

In May 2011, BioMimetic’s Pre-Market Approval (PMA) application for Augment Bone Graft received a positive orthopedic advisory panel recommendation on the safety, efficacy and risk profile for the use of the product as an alternative to autograft in hindfoot and ankle fusions and is currently under review by the FDA.  Additionally, BioMimetic received regulatory approval in 2009 and 2011 to market the product in Canada and Australia, respectively and is awaiting an approvability decision in Europe, which is expected in 2012.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current intent and expectations of the management of BioMimetic.  These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Forward-looking statements include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations that are not historical facts.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including that: (i) despite the Company’s future marketing and commercialization efforts, Augment may not achieve broad market acceptance in Australia; and (ii) despite other regulatory approvals of Augment and the FDA Advisory Panel’s votes in favor of Augment, the FDA may determine that Augment’s Pre-Marketing Application is not approvable, or require additional clinical and/or non-clinical studies before approving Augment, or impose labeling restrictions on any approval of Augment that would significantly reduce Augment’s potential market. Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s products, the approval process for and the commercialization of its product candidates, preclinical and clinical development activities, risks relating to potential securities claims, product liability claims, other litigation or claims or regulatory inquiries that have been and may be brought against BioMimetic and its officers and directors, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission.  Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.  In addition, BioMimetic undertakes no responsibility for changes made to this document by wire services or Internet services.

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$21,492,481	$11,628,329
Investments - short term	45,281,779	65,751,039
Receivables - trade	61,448	8,050
Receivables - other	446,461	468,380
Inventory	3,438,467	2,258,193
Prepaid expenses	542,598	588,063
Total current assets	71,263,234	80,702,054
Investments - long term	-	15,001,765
Prepaid expenses - long term	7,330	5,252
Property and equipment, net	8,584,286	7,592,820
Capitalized patent license fees, net	2,338,354	1,867,937
Deposits	385,000	385,000
Total assets	$82,578,204	$105,554,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,262,741	$1,670,830
Accrued payroll, employee benefits and payroll taxes	2,116,742	2,590,126
Other accrued expenses	669,217	1,908,680
Current portion of capital lease obligations	83,489	78,665
Deferred revenue	973,849	971,188
Total current liabilities	5,106,038	7,219,489
Accrued rent - related party	610,817	419,465
Capital lease obligations	152,866	215,644
Deferred revenue	13,849,433	14,578,490
Total liabilities	19,719,154	22,433,088

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of September 30, 2011
and December 31, 2010	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized and
28,056,627 shares issued and outstanding as of September 30, 2011;
37,500,000 shares authorized and 27,925,984 shares issued and
outstanding as of December 31, 2010	28,057	27,926
Additional paid-in capital	213,607,204	210,553,647
Accumulated other comprehensive loss	(2,090)	(2,462)
Accumulated deficit	(150,774,121)	(127,457,371)
Total stockholders’ equity	62,859,050	83,121,740
Total liabilities and stockholders’ equity	$82,578,204	$105,554,828

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Product sales	$63,311	$-	$212,223	$-
Royalty income	120,523	108,346	327,974	353,636
Sublicense fee income	244,793	244,793	726,396	726,396
Total revenues	428,627	353,139	1,266,593	1,080,032
Costs and expenses:
Cost of sales (exclusive of depreciation and
amortization shown separately below)	12,362	-	34,196	-
Research and development	3,604,994	4,431,993	11,453,229	12,549,876
General and administrative	3,585,505	2,887,279	12,260,820	9,968,254
Depreciation and capital lease amortization	359,632	298,875	893,982	942,767
Patent license fee amortization	9,626	547,460	27,235	1,639,718
Total costs and expenses	7,572,119	8,165,607	24,669,462	25,100,615
Loss from operations	(7,143,492)	(7,812,468)	(23,402,869)	(24,020,583)
Interest expense, net	(1,054)	(614)	(3,396)	(2,946)
Investment income, net	25,400	36,722	91,570	97,523
Other income from governmental grants	-	25,000	-	25,000
Loss on disposal of equipment and other transactions	(3,253)	-	(2,055)	(27,680)
Loss before income taxes	(7,122,399)	(7,751,360)	(23,316,750)	(23,928,686)
Income taxes	-	-	-	-
Net loss	$(7,122,399)	$(7,751,360)	$(23,316,750)	$(23,928,686)
Basic and diluted net loss per share	$(0.25)	$(0.29)	$(0.83)	$(1.02)
Weighted average shares used to compute
basic and diluted net loss per share	28,035,339	26,556,843	27,983,839	23,546,635